Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-236049) on Form S-8 and the registration statement (No. 333-236501) on Form S-3 of our reports dated March 1, 2023, with respect to the consolidated financial statements of Accel Entertainment, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Chicago, Illinois
March 1, 2023